              PLEASE READ THIS CONTRACT CAREFULLY


ANNUITY BENEFIT PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VALUE OF THE VARIABLE ACCOUNT SECTION FOR ADDITIONAL INFORMATION.

VALUES REMOVED FROM A GUARANTEE PERIOD ACCOUNT PRIOR TO THE END OF ITS GUARANTEE PERIOD MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT THAT MAY INCREASE OR DECREASE THE VALUES. A NEGATIVE MARKET VALUE ADJUSTMENT WILL NEVER BE APPLIED TO THE DEATH BENEFIT. A POSITIVE MARKET VALUE ADJUSTMENT, IF APPLICABLE, WILL BE ADDED TO THE DEATH BENEFIT WHEN THE BENEFIT PAID IS THE CONTRACT'S ACCUMULATED VALUE. PLEASE REFER TO THE MARKET VALUE ADJUSTMENT SECTION FOR ADDITIONAL INFORMATION.

                    RIGHT TO EXAMINE CONTRACT

The Owner may cancel this contract by returning it to the Company or one of its authorized representatives within ten days after receipt. If returned, the Company will refund an amount equal to the sum of (1) gross payments, less any amounts allocated to the Variable Account, (2) the Accumulated Value of amounts allocated to the Variable Account on the date the returned contract is received at the Principal Office and (3) any fees or other charges imposed on the amounts allocated to the Variable Account. If, however, the contract is issued as an Individual Retirement Annuity (IRA), the Company will refund the greater of the above or the gross payments.

ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
Home Office:            Dover, Delaware
Principal Office:       440 Lincoln Street, Worcester, Massachusetts  01653

This is a legal contract between Allmerica Financial Life Insurance and Annuity Company (the Company) and the Owner and is issued in consideration of the initial payment shown on the Specifications page. Additional payments
are permitted.   Payments may be allocated to Variable Sub-Accounts, the
Fixed Account or Guarantee Period Accounts. While this contract is in effect, the Company agrees to pay annuity benefits beginning on the Annuity Date or to pay a death benefit to the Beneficiary if an Owner dies prior to the Annuity Date.



   /s/Richard M. Reilly                      /s/ Abigail M. Armstrong
        President                                    Secretary

         Flexible Payment Deferred Variable and Fixed Annuity
                       Non-Participating



                       TABLE OF CONTENTS

SPECIFICATIONS...............................................3

DEFINITIONS..................................................5

OWNER, ANNUITANT AND BENEFICIARY.............................7

PAYMENTS.....................................................8

VALUES.......................................................8

TRANSFERS...................................................10

WITHDRAWAL AND SURRENDER....................................10

DEATH BENEFIT...............................................11

ANNUITY BENEFIT.............................................12

ANNUITY OPTION TABLES.......................................15

GENERAL PROVISIONS..........................................18


                             SPECIFICATIONS

Contract Type:         [NQ]          Contract Number:                 [zz00600000]
Issue Date:            [  ]          Annuity Date:                    [xx/xx/xx]


Owner:                 [  ]          Owner Date of Birth:             [xx/xx/xx]
Joint Owner:           [  ]          Joint Owner Date of Birth:       [xx/xx/xx]


Annuitant:             [  ]          Annuitant Date of Birth:         [xx/xx/xx]
Joint Annuitant:       [  ]          Joint Annuitant Date of Birth:   [xx/xx/xx]


Annuitant Sex:         [  ]          Primary Beneficiary:             [  ]
Joint Annuitant Sex:   [  ]          Contingent Beneficiary:          [  ]




Minimum Fixed Account Guaranteed Interest Rate: [3%]    Minimum Additional Payment: [$100.00]


Minimum Guarantee Period Account Interest Rate: [3%]    Minimum Guarantee Period [$1,000.00]
                                                        Account Allocation Amount:

Minimum Withdrawal Amount:                 [$100.00]    Minimum Accumulation Value [$1,000.00]
                                                        After Withdrawal:

Minimum Annuity Benefit Payout:             [$50.00]    Maximum Alternative [xx/xx/xx]
                                                        Annuity Date:

Mortality and Expense Risk Charge:   [1.25%] on an annual basis of the daily value of the Sub-Account assets.

Administrative Charge:               [.15%] on an annual basis of the daily value of the Sub-Account assets.

Contract Fee:                        [$35, if the Accumulated Value is less than $75,000.00]

[Enhanced Death Benefit Rider        [.25%]
Annual Percentage Rate Charge:

[Enhanced Death Benefit Rider        [5%]
Effective Annual Yield

Principal Office:                    440 Lincoln Street, Worcester, Massachusetts 01653 [1-800-782-8380]


Owner:              [ ]                Contract Number: [zzz0000000]

Joint Owner:        [ ]

Initial Net Payment:      [$25,000.00]

Initial Net Payment Allocation:


         VARIABLE SUB-ACCOUNTS:

         Kemper Sub-Accounts:

         [Dreman Financial Services              Value + Growth
          Small Cap Growth                       Horizon 20+
          Small Cap Value                        Total Return
          Dreman High Return Equity              Horizon 10+
          International                          High Yield
          International Growth and Income        Horizon 5
          Global Blue Chip                       Global Income
          Growth                                 Investment Grade Bond
          Contrarian Value                       Government Securities]
          Blue Chip

          Scudder VLIF (Variable Life Investment Fund) (Class A) Sub-Accounts:

         [International                          Capital Growth
          Global Discovery                       Growth and Income]

         [You may invest in up to 17 Variable Sub-Accounts over the life of the contract.]

         FIXED ACCOUNT

         Initial Interest Rate:

               GUARANTEE PERIOD ACCOUNTS

               Guaranteed
               Guarantee Interest           Interest            Expiration
               Period                       Rate                Date
               -------------------          ---------           -----------
               [2 years
                3 years
                4 years
                5 years
                6 years
                7 years
                8 years
                9 years
                10 years]
         _____
         100%                                TOTAL

                             DEFINITIONS

ACCUMULATED VALUE
The aggregate value of all accounts in this contract before the Annuity Date. As long as the Accumulated Value is greater than zero, the contract will stay in effect.

ACCUMULATION UNIT
A measure used to calculate the value of a Sub-Account before annuity benefit payments begin.

ANNUITANT
At issue, the person whose age is used to determine the Annuity Date. On and after the Annuity Date, the person upon whose continuation of life annuity benefit payments involving life contingency depend. Joint Annuitants are permitted and unless otherwise indicated, any reference to Annuitant shall include joint Annuitants.

ANNUITY DATE
The date annuity benefit payments begin. The Annuity Date is based upon the age of the Owner. The Annuity Date is shown on the Specifications page.

ANNUITY UNIT
A measure used to calculate annuity benefit payments under a variable annuity option.

BENEFICIARY
The person, persons or entity entitled to the annuity benefit prior to the Annuity Date or any annuity benefit payments upon the death of an Owner who is not also an Annuitanton or after the Annuity Date.

COMPANY
Allmerica Financial Life Insurance and Annuity Company.

CONTRACT YEAR
A one-year period based on the date of issue or an anniversary thereof.

FIXED ACCOUNT
The part of the Company's General Account to which all or a portion of a payment or transfer may be allocated.

FUND
Each separate investment company, investment series or portfolio eligible for investment by a Sub-Account of the Variable Account.

GENERAL ACCOUNT
All assets of the Company that are not allocated to a Separate Account.

GUARANTEE PERIOD
The number of years that a Guaranteed Interest Rate may be credited to a Guarantee Period Account. The Guarantee Period may range from two to ten years.

GUARANTEE PERIOD
An account which corresponds to a Guaranteed Interest Rate for a specified Account Guarantee Period and is supported by assets in a Separate Account.

GUARANTEED INTEREST RATE
The annual effective rate of interest after daily compounding credited to a Guarantee Period Account.

MARKET VALUE ADJUSTMENT
A positive or negative adjustment to earnings in a Guarantee Period Account assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee Period.

OWNER
The person, persons or entity entitled to exercise the rights and privileges under this contract. Joint Owners are permitted if one of the two is an Annuitant and unless otherwise indicated, any reference to Owner shall include joint Owners.

PRINCIPAL OFFICE
The Company's office at 440 Lincoln Street, Worcester, Massachusetts, 01653.

PRO RATA
How a payment or withdrawal may be allocated among the accounts. A Pro Rata allocation or withdrawal will be made in the same proportion that the value of each account bears to the Accumulated Value.

SEPARATE ACCOUNT
A segregated account established by the Company. The assets in a Separate Account are not commingled with the Company's general assets and obligations. The assets of a Separate Account are not subject to claims arising out of any other business the Company may conduct.

SUB-ACCOUNT
A Variable Account subdivision that invests exclusively in shares of a corresponding Fund.

SURRENDER VALUE
The amount payable to the Owner on full surrender after application of any Market Value Adjustment and contract fee.

TELEPHONE REQUEST
A request by telephone to the Principal Office. A signed authorization must be on file for such requests to be honored.

VALUATION DATE
A day the values of all units are determined. Valuation Dates occur on each day the New York Stock Exchange is open for trading, or such other dates when there is sufficient trading in a Fund's portfolio securities so that the current unit value may be materially affected.

VALUATION PERIOD
The interval between two consecutive Valuation Dates.

VARIABLE ACCOUNT
The Company's Separate Account, consisting of Sub-Accounts that invest in the underlying Funds.

WRITTEN REQUEST OR WRITTEN NOTICE
A request or notice in writing satisfactory to the Company and filed at the Principal Office.

OWNER, ANNUITANT AND BENEFICIARY

OWNER
When the contract is issued, the Owner will be as shown on the Specifications page. The Owner may be changed in accordance with the terms of this contract. Upon the death of an Owner prior to the Annuity Date, a death benefit is paid. The Annuity Date is based upon the age of the Owner.

The Owner may exercise all rights and options granted in this contract or by the Company, subject to the consent of any irrevocable Beneficiary. Where the contract is owned jointly, the consent of both is required in order to exercise any ownership rights.

ASSIGNMENT
Prior to the Annuity Date and prior to the death of an Owner, the Owner may be changed at any time. Only the Owner may assign this contract. An absolute assignment will transfer ownership to the assignee. This contract may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in effect are stated in the assignment. Additional limitations may exist for contracts issued under provisions of the Internal Revenue Code.

An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the assignment until it has received Written Notice. When recorded, the assignment will take effect as of the date it was signed. The assignment will be subject to payments made or actions taken by the Company before the change was recorded.

The Company will not be responsible for the validity of any assignment nor the extent of any assignee's interest. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

ANNUITANT
The Annuitant will be as shown on the Specifications page unless changed in accordance with the terms of this contract. Prior to the Annuity Date, an Annuitant may be replaced or added unless the Owner is a non-natural person. At all times there must be at least one Annuitant. If an Annuitant dies and a replacement is not named, the Owner will be considered to be the new Annuitant.

A change of Annuitant will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the change of Annuitant until it has received Written Notice. When recorded, the change of Annuitant will take effect as of the date it was signed. The change of Annuitant will be subject to payments made or actions taken by the Company before the change was recorded.

BENEFICIARY
The Beneficiary is as named on the Specifications page unless subsequently changed. The Owner may declare any Beneficiary to be revocable or irrevocable. A revocable Beneficiary may be changed at any time prior to the Annuity Date and before the death of an Owner or after the Annuity Date and before the death of an Annuitant. An irrevocable Beneficiary must consent in writing to any change. Unless otherwise indicated, the Beneficiary will be revocable.

A Beneficiary change must be made in writing on a Beneficiary designation form and will be subject to the rights of any assignee of record. When the Company receives the form, the change will take place as of the date it was signed, even if the Owner or Annuitant dies after the form is signed but
prior to the Company's receipt of the form.   Any rights created by the
change will be subject to payments made or actions taken by the Company before the change was recorded.

All death benefits provided by this contract will be divided equally among the surviving Beneficiaries of the same class, unless the Owner directs otherwise. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner or the Owner's estate.

PROTECTION OF PROCEEDS
To the extent allowed by law, this contract and any payments made under it will be exempt from the claims of creditors. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.


PAYMENTS

INITIAL PAYMENT
The Initial Payment is shown on the Specifications page.

ADDITIONAL PAYMENTS
Prior to the Annuity Date and while the contract is in force, the Owner may make additional payments of at least the Minimum Additional Payment (see Specifications page). Total payments made may not exceed $5,000,000 without the Company's consent.

NET PAYMENTS
Each Net Payment is equal to the gross payment less the amount of any applicable premium tax. The Company reserves the right to deduct the amount of the premium tax from the Accumulated Value at a later date rather than when the premium tax liability tax is first incurred by the Company. In no event will an amount be deducted for premium taxes before the Company has incurred a tax liability under applicable state law.

NET PAYMENT ALLOCATIONS
The initial Net Payment is allocated as shown on the Specifications page. Additional Net Payments will be allocated in the same proportion as the initial Net Payment, unless changed by the Owner's Written or Telephone Request, providing that the telephone authorization is on file at the Company.

The minimum amount that may be allocated to a Guarantee Period Account is shown on the Specifications page. If the Owner requests an allocation less than the minimum amount, the Company reserves the right to apply that amount to the Money Market Sub-Account.

VALUES

VALUE OF THE VARIABLE ACCOUNT
The value of a Sub-Account on a Valuation Date is determined by multiplying the Accumulation Units in that Sub-Account by the Accumulation Unit
Value as of the Valuation Date.

Accumulation Units are credited when an amount is allocated to a Sub-Account. The number of Accumulation Units credited equals that amount divided by the applicable Accumulation Unit Value as of the Valuation Date.

ACCUMULATION UNIT VALUES
The value of a Sub-Account Accumulation Unit as of any Valuation Date is determined by multiplying the value of an Accumulation Unit for the preceding Valuation Date by the net investment factor for that Valuation Period.

NET INVESTMENT FACTOR
The net investment factor measures the investment performance of a Sub-Account from one Valuation Period to the next. This factor is equal to 1.000000 plus the result from dividing (a) by (b) and subtracting (c) and (d) where:

    (a) is the investment income of a Sub-Account for the Valuation
    Period, including realized or unrealized capital gains and losses during the Valuation Period, adjusted for provisions made for taxes, if any;

    (b) is the value of that Sub-Account's assets at the beginning of the Valuation Period;

    (c) is the Mortality and Expense Risk Charge (see Specifications page); and

    (d) is the Administrative Charge (see Specifications page).

The Company assumes the risk that its actual mortality experience and expenses may exceed the amounts provided under the contract. The Company guarantees that the charge for mortality and expense risks and the administrative charge will not be increased. Subject to applicable state and federal laws, these charges may be decreased or the method used to determine the net investment factor may be changed.

VALUE OF THE FIXED ACCOUNT
Amounts allocated to the Fixed Account are credited interest at rates periodically set by the Company. The Company guarantees that the rate of interest in effect when an amount is allocated to the Fixed Account will remain in effect for that amount for one year. Thereafter, the rate of interest for that amount will be the Company's current interest rate, but no less than the Minimum Fixed Account Guaranteed Interest Rate (see Specifications page).

The value of the Fixed Account on any date is the sum of amounts allocated to the Fixed Account plus interest compounded and credited daily at the rates applicable to those amounts. The value of the Fixed Account will be at least equal to the minimum required by law in the state in which this contract is delivered.

VALUE OF THE GUARANTEE PERIOD ACCOUNTS
A Guarantee Period Account will be established on the date a Net Payment or transfer is allocated to a specific Guarantee Period. Amounts allocated to the same Guarantee Period on the same day will be treated as one Guarantee Period Account. The interest rate in effect when an amount is allocated to a Guarantee Period is guaranteed for the duration of the Guarantee Period. Additional amounts allocated to Guarantee Periods of the same or different durations will result in additional Guarantee Period Accounts, each with its own Guaranteed Interest Rate and expiration date.

The value of a Guarantee Period Account on any date is the sum of the amounts allocated to that Guarantee Period Account plus interest compounded and credited daily at the rate applicable to that amount.

GUARANTEED INTEREST RATES
The Company will periodically set Guaranteed Interest Rates for each available Guarantee Period. These rates will be guaranteed for the duration of the respective Guarantee Periods. A Guaranteed Interest Rate will never be less than the Minimum Guarantee Period Account Interest Rate (see Specifications page.)

RENEWAL GUARANTEE PERIODS
At least 45 days (but not more than 75 days) prior to the end of a Guarantee Period, the Company will notify the Owner in writing of the expiration of that Guarantee Period. The Owner may transfer amounts to the Sub-Accounts, the Fixed Account or establish a new Guarantee Period Account of any duration then offered by the Company as of the day following the expiration of the Guarantee Period. The transfer will not be subject to a Market Value Adjustment; see Market Value Adjustment, page 11. Guaranteed Interest Rates corresponding to the available Guarantee Periods may be higher or lower than the previous Guaranteed Interest Rate. If reallocation instructions are not received at the Principal Office before the end of a Guarantee Period, the Guarantee Period Account value will be automatically applied to a new Guarantee Period Account with the same Guarantee Period unless:

    (a) less than the Minimum Guarantee Period Account Allocation (see Specifications page) remains in the Guarantee Period Account on its expiration date; or

    (b) the Guarantee Period would extend beyond the Annuity Date or is no longer available.

In such cases, the Guarantee Period Account value will be transferred to the Money Market Sub-Account.

CONTRACT FEE
The Company will deduct a contract fee (see Specifications page) Pro Rata on each contract anniversary prior to the Annuity Date and when the contract is surrendered.


TRANSFERS

Prior to the Annuity Date, the Owner may transfer amounts among accounts by Written or Telephone Request (providing that the telephone authorization is on file at the Company) to the Principal Office. Transfers to a Guarantee Period Account must be at least equal to the Minimum Guarantee Period Account Allocation Amount (see Specifications page). If the Owner requests the transfer of a smaller amount to the Guarantee Period Account, the Company may transfer that amount to the Money Market Sub-Account.

Any transfer from a Guarantee Period Account prior to the end of its Guarantee Period will be subject to a Market Value Adjustment. In the case of a partial transfer from a Guarantee Period Account, the Market Value Adjustment will be applied to the value remaining in the account.

There is no charge for the first twelve transfers per contract year. A transfer charge of up to $25 may be imposed on each additional transfer.

The Company reserves the right to establish and impose reasonable rules restricting transfers. All transfers are subject to the Company's consent.

WITHDRAWAL AND SURRENDER

Prior to the Annuity Date, the Owner may, by Written Request, withdraw a part of the Accumulated Value or surrender the contract for its Surrender Value.

Any withdrawal must be at least the Minimum Withdrawal Amount (see Specifications page). A withdrawal will not be permitted if the Accumulated Value remaining in the contract would be less than the Minimum Accumulated Value After Withdrawal (see Specifications page). The Written Request must indicate the dollar amount to be paid and the accounts from which it is to be withdrawn. A withdrawal from a Guarantee Period Account will be subject to a Market Value Adjustment. The Market Value Adjustment will be applied to the value remaining in the Guarantee Period Account.

When surrendered, this contract terminates and the Company has no further liability under it. The Surrender Value will be based on the Accumulated Value on the Valuation Date.

Amounts taken from the Variable Account will be paid within 7 days of the date a Written Request is received. The Company reserves the right to delay payments subject to the requirements of applicable laws, rules and regulations governing variable annuities.

Amounts taken from the Fixed Account or the Guarantee Period Accounts will normally be paid within 7 days of receipt of a Written Request. The Company may defer payment for up to six months from the receipt date. If deferred for 30 days or more, the amount payable will be credited interest at a rate of at least 3% or the appropriate rate mandated by the State.

MARKET VALUE ADJUSTMENT
A transfer, withdrawal or surrender from a Guarantee Period Account after the expiration of its Guarantee Period will not be subject to a Market Value Adjustment. A Market Value Adjustment will apply to all other transfers or withdrawals, or to a surrender. Amounts applied under an annuity option are treated as withdrawals when calculating the Market Value Adjustment. The Market Value Adjustment will be determined by multiplying the amount taken from each Guarantee Period Account by the market value factor. The market value factor for each Guarantee Period Account is equal to:

(1+i)/(1+j)n/365 -1

where:

    i - is the Guaranteed Interest Rate expressed as a decimal
        (for example: 3% = 0.03) being credited to the current Guarantee Period;

    j - is the new Guaranteed Interest Rate, expressed as a decimal, for a Guarantee Period with a duration equal to the number of years remaining in the current Guarantee Period, rounded to the next higher number of whole years. If that rate is not available, the Company will use a suitable rate or index allowed by the Department of Insurance; and

    n - is the number of days remaining from the Effective Valuation Date to the end of the current Guarantee Period.

If the Guaranteed Interest Rate being credited is lower than the new Guaranteed Interest Rate, the Market Value Adjustment will decrease the Guarantee Period Account value. Similarly, if the Guaranteed Interest Rate being credited is higher than the new Guaranteed Interest Rate, the Market Value Adjustment will increase the Guarantee Period Account value. The Market Value Adjustment will never result in a change to the value more than the interest earned in excess of the Minimum Guarantee Period Account Interest Rate (see Specifications page) compounded annually from the beginning of the current Guarantee Period.

DEATH BENEFIT

At the death of an Owner prior to the Annuity Date, the Company will pay to the Beneficiary a death benefit determined as of the Valuation Date upon receipt at the Principal Office of proof of death. If the Owner is a non-natural person, then a death benefit is paid on the death of an Annuitant prior to the Annuity Date.

OWNER'S DEATH BENEFIT
If an Owner dies before the Annuity Date, the death benefit will be the greater of:

    (a) the Accumulated Value increased by any positive Market Value Adjustment; or

    (b) the sum of the gross payments made under this contract reduced proportionately to reflect all partial withdrawals. For each withdrawal, the proportionate reduction is calculated as the death benefit under this option immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal.

PAYMENT OF THE DEATH BENEFIT
The death benefit will be paid to the Beneficiary within 7 days of the Effective Valuation Date unless the Owner has specified a death benefit annuity option. Instead, the Beneficiary may, by Written Request, elect to:

    (a) defer distribution of the death benefit for a period no more than 5 years from the date of death; or

    (b) receive a life annuity or an annuity for a period certain not extending beyond the Beneficiary's life expectancy. Annuity benefit payments must begin within one year from the date of death.

If distribution of the death benefit is deferred under (a) or (b), any value in Guarantee Period Accounts will be transferred to the Money Market Sub-Account. The excess, if any, of the death benefit over the Accumulated Value will also be transferred to the Money Market Sub-Account. The Beneficiary may, by Written Request, effect transfers and withdrawals, but may not make additional payments. If there are multiple Beneficiaries, the consent of all is required.

If the sole Beneficiary is the deceased Owner's spouse, the Beneficiary may, by Written Request, continue the contract and become the new Owner and Annuitant subject to the following:

    (a) any value in the Guarantee Period Accounts will be transferred to the Money Market Sub-Account;

    (b) the excess, if any, of the death benefit over the contract's Accumulated Value will also be added to the Money Market Sub-Account;

    (c)  additional payments may be made; and

    (d) any subsequent spouse of the new Owner, if named as the Beneficiary, may not continue the contract.

ANNUITY BENEFIT

ANNUITY OPTIONS
Annuity options are available on a fixed, variable or combination fixed and variable basis. The annuity options described below or any alternative option offered by the Company may be chosen. If no option is chosen, monthly benefit payments under a variable life annuity with payments guaranteed for 10 years will be made.

The Owner may also elect to have the death benefit applied under a life annuity or a period certain annuity not extending beyond the Beneficiary's life expectancy. Such an election may not be altered by the Beneficiary.

Fixed annuity options are funded through the Fixed Account. Variable annuity options may be funded through one or more of the Sub-Accounts. Not all Sub-Accounts may be made available.

ANNUITY BENEFIT PAYMENTS
Annuity benefit payments may be received on a monthly, quarterly, semiannual or annual basis. If the first payment would be less than the Minimum Annuity Benefit Payment (see Specifications page), a single payment will be made instead. Satisfactory proof of the date of birth of the Annuitant or Beneficiary, whichever it applicable, must be received at the Principal Office before life annuity benefit payments begin. Where a life annuity option has been elected, the Company may require satisfactory proof that the Annuitant or Beneficiary, whichever is applicable, is alive before any payment is made.

PAYMENT OF ANNUITY BENEFIT PAYMENTS UPON OWNER DEATH
If an Owner, who is not also an Annuitant, dies on or after the Annuity Date, any remaining annuity benefit payments continue in accordance with the terms of the annuity option selected. Upon the death of the Owner, the Beneficiary becomes the Owner of the contract.

ANNUITY VALUE
The amount of the first annuity benefit payment under all available options except period certain options will depend on the age of the Annuitant and/or Beneficiary on the Annuity Date and the annuity value applied. Period certain options are based on the duration of payments and the annuity value.

For life annuity options and non-commutable period certain options with a duration of 10 years or more, the annuity value will be the Accumulated Value, including any applicable Market Value Adjustment less any applicable premium tax. For commutable period certain options or any period certain option less than 10 years, the annuity value will be the Surrender Value less any applicable premium tax. For a death benefit annuity, the annuity value will be the amount of the death benefit. The annuity value applied under a variable annuity option is based on the Accumulation Unit Value on a Valuation Date not more than four weeks, uniformly applied, before the Annuity Date.

ANNUITY UNIT VALUES
A Sub-Account Annuity Unit value on any Valuation Date is equal to its value on the preceding Valuation Date multiplied by the product of:

    (a)  a discount factor equivalent to the assumed interest rate; and

    (b) the net investment factor of the Sub-Account funding the annuity benefit payments for the applicable Valuation Period.

The value of an Annuity Unit as of any date other than a Valuation Date is equal to its value as of the preceding Valuation Date.

Each variable annuity benefit payment is equal to the number of Annuity Units multiplied by the applicable value of an Annuity Unit, except that under a Joint and Two-Thirds Option, payments after the first death are based on two-thirds the number of Annuity Units that applied when both individuals on whose lives the payments were based were living. Variable annuity benefit payments will increase or decrease with the value of annuity units. The Company guarantees that the amount of each variable annuity benefit payment will not be affected by changes in mortality and expense experience.

NUMBER OF ANNUITY UNITS
The number of Annuity Units determining the benefit payable is equal to the amount of the first annuity benefit payment divided by the value of the Annuity Unit as of the Valuation Date used to calculate the amount of the first payment. Once annuity benefit payments begin, the number of Annuity Units will not change unless a split is made.

ANNUITY BENEFIT PAYMENT OPTIONS
VARIABLE OR FIXED LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS:
Periodic annuity benefit payments during the Annuitant's life. If the Annuitant dies before all guaranteed payments have been made, the remaining guaranteed payments will continue to the Owner.

VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the Annuitant's life.

UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the Annuitant's life. If the Annuitant dies and the annuity value initially applied to purchase the option, divided by the first payment, exceeds the number of payments made before the Annuitant's death, payments will continue to the Owner until the number of payments equals the Annuity Value divided by the first payment.

JOINT AND SURVIVOR VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the joint lifetime of the Annuitant and another individual (i.e. the Beneficiary or a Joint Annuitant) with payments continuing during the lifetime of the survivor.

JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED LIFE ANNUITY:   Periodic
annuity benefit payments during the joint lifetime of the Annuitant and one other individual (i.e. the Beneficiary or a joint Annuitant) with payments continuing during the lifetime of the survivor at two-thirds the amount payable when both individuals were living.

VARIABLE OR FIXED ANNUITY FOR A PERIOD CERTAIN: Periodic annuity benefit payments for a chosen number of years. The number of years selected may be from 1 to 30. If the payee dies before the end of the period, remaining payments will continue to the Owner.

ANNUITY TABLES
The first annuity benefit payment will be based on the greater of the guaranteed annuity rates shown in the following tables or the Company's non-guaranteed current annuity option rates applicable to this class of contracts. Second and subsequent annuity benefit payments, when based on the investment experience of the Variable Account, may increase or decrease.

                   ANNUITY OPTION TABLES

            First Monthly Annuity Benefit Payment
           for Each $1,000 of Annuity Value Applied



     Age          Life Annuity with
   Nearest       Payments Guaranteed           Life         Unit Refund
   Birthday         for 10 Years              Annuity       Life Annuity
      50                4.20                   4.22             4.12
      51                4.26                   4.28             4.17
      52                4.32                   4.35             4.23
      53                4.38                   4.42             4.29
      54                4.45                   4.49             4.35
      55                4.53                   4.57             4.41
      56                4.60                   4.65             4.48
      57                4.68                   4.73             4.55
      58                4.77                   4.83             4.63
      59                4.86                   4.92             4.71
      60                4.95                   5.03             4.79
      61                5.05                   5.14             4.88
      62                5.16                   5.26             4.97
      63                5.27                   5.38             5.07
      64                5.39                   5.52             5.17
      65                5.51                   5.66             5.28
      66                5.64                   5.82             5.39
      67                5.78                   5.98             5.51
      68                5.92                   6.16             5.64
      69                6.07                   6.35             5.78
      70                6.23                   6.56             5.92
      71                6.39                   6.77             6.07
      72                6.56                   7.01             6.23
      73                6.73                   7.26             6.40
      74                6.91                   7.54             6.57
      75                7.09                   7.83             6.76




       These tables are based on an annual interest rate of 3 1/2% and the Annuity 2000 Mortality Table.

               First Monthly Annuity Benefit Payment
              for Each $1,000 of Annuity Value Applied



              Joint and Survivor Life Annuity
                         Older Age


           50     55     60     65     70     75     80
Y   50    3.82   3.90   3.96   4.01   4.05   4.08   4.09
O   55           4.06   4.16   4.25   4.32   4.36   4.39
U   60                  4.38   4.52   4.64   4.72   4.78
N   65                         4.82   5.01   5.17   5.28
G   70                                5.42   5.69   5.91
E   75                                       6.28   6.67
R   80                                              7.52

A
G
E






                     Joint and Two-Thirds Survivor Life Annuity
                                    Older Age

                50     55     60     65     70     75     80
Y        50    4.09   4.23   4.38   4.55   4.74   4.93   5.13
O        55           4.40   4.58   4.78   5.00   5.22   5.45
U        60                  4.81   5.05   5.31   5.58   5.86
N        65                         5.37   5.70   6.04   6.38
G        70                                6.16   6.59   7.04
E        75                                       7.27   7.87
R        80                                              8.86

A
G
E





       These tables are based on an annual interest rate of 3 1/2% and the Annuity 2000 Mortality Table.

               First Monthly Annuity Benefit Payment
             for Each $1,000 of Annuity Value Applied




Number of       Variable or Fixed Annuity for a         Number of      Variable or Fixed Annuity for a
 Years                 Period Certain                     Years                Period Certain
   1                         84.65                          16                      6.76

   2                         43.05                          17                      6.47

   3                         29.19                          18                      6.20

   4                         22.27                          19                      5.97

   5                         18.12                          20                      5.75

   6                         15.35                          21                      5.56

   7                         13.38                          22                      5.39

   8                         11.90                          23                      5.24

   9                         10.75                          24                      5.09

   10                         9.83                          25                      4.96

   11                         9.09                          26                      4.84

   12                         8.46                          27                      4.73

   13                         7.94                          28                      4.63

   14                         7.49                          29                      4.53

   15                         7.10                          30                      4.45



    These tables are based on an annual interest rate of 3 1/2%.

GENERAL PROVISIONS

ENTIRE CONTRACT
The entire contract consists of this contract, any application attached at issue and any endorsements.

MISSTATEMENT OF AGE
If the age of an individual is misstated, the Company will adjust all benefits payable to that which would be available at the correct age. Any under payments already made by the Company will be paid immediately. Any overpayments will be deducted from future annuity benefits.

MODIFICATIONS
Only the President, a Vice President or Secretary of the Company may modify or waive any provisions of this contract. Agents or Brokers are not authorized to do so.

INCONTESTABILITY
The Company cannot contest this contract after it has been in force for more than two years from the date of issue.

CHANGE OF ANNUITY DATE
The Owner may change the Annuity Date by Written Request at any time after the contract has been issued. The request must be received at the Principal Office at least one month before the new Annuity Date. The new Annuity Date must be the first of any month prior to the Maximum Alternative Annuity Date shown on the Specifications page.

MINIMUMS
All values, benefits or settlement options available under this contract equal or exceed those required by the state in which the contract is delivered.

ANNUAL REPORT
The Company will furnish an annual report to the Owner containing a statement of the number and value of Accumulation Units credited to the Sub-Accounts, the value of the Fixed Account and the Guarantee Period Accounts and any other information required by applicable law, rules and regulations.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS
The Company reserves the right, subject to compliance with applicable law, to add to, delete from, or substitute for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company also reserves the right to eliminate the shares of any Fund no longer available for investment or if the Company believes further investment in the Fund is no longer appropriate for the purposes of the Sub-Accounts.

The Company will not substitute shares attributable to any interest in a Sub-Account without notice to the Owner and prior approval of the Securities and Exchange Commission as required by the Investment Company Act of 1940. This will not prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from permitting a conversion between series or classes of contracts on the basis of requests made by Owners.

The Company reserves the right, subject to compliance with applicable laws, to establish additional Separate Accounts, Guarantee Period Accounts and Sub-Accounts and to make them available to any class or series of contracts as the Company considers appropriate. Each new Separate Account or Sub-Account will invest in a new investment company, or in shares of another open-end investment company, or such other investments as may be permitted under applicable law. The Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of any Sub-Accounts to any other Sub-Accounts. In the event of any substitution or change, the Company may, by appropriate notice, make such changes in this and other contracts as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of contract Owners, the Variable Account or any Sub-Account may be operated as a management company under the Investment Company Act of 1940 or in any other form permitted by law, or may be de-registered under that Act in the event registration is no longer required, or may be combined with other accounts of the Company.

CHANGES IN LAW
The Company reserves the right to make any changes to provisions of the contract to comply with, or give Owners the benefit of, any federal or state statute, rule, or regulation.

CHANGE OF NAME
Subject to compliance with applicable law, the Company reserves the right to change the names of the Variable Account or the Sub-Accounts.

FEDERAL TAX CONSIDERATIONS
The Variable Account is not currently subject to tax, but the Company reserves the right to assess a charge for taxes if the Variable Account becomes subject to tax.

SPLITTING OF UNITS
The Company reserves the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on the benefits, provisions or investment return of this contract or upon the Owner, the Annuitant, any Beneficiary, or the Company.

INSULATION OF SEPARATE ACCOUNT
The investment performance of Separate Account assets is determined separately from the other assets of the Company. The assets of a Separate Account equal to the reserves and liabilities of the contracts supported by the account will not be charged with liabilities from any other business that the Company may conduct.

               Flexible Payment Deferred Variable and Fixed Annuity
                  Annuity Benefits Payable on the Annuity Date
   Death Benefit Payable to Beneficiary if Owner Dies prior to Annuity Date
                           Non-Participating

      ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                ENHANCED DEATH BENEFIT RIDER

This Rider is part of the contract to which it is attached and is effective on the Date of Issue of the contract.

BENEFIT - The "Owner's Death Benefit" provision on page 12 of the contract is replaced by the following:

I. If an Owner dies before the Annuity Date and before the oldest Owner's [90th] birthday, the death benefit will be the greater of:

   (a) the Accumulated Value increased by any positive Market Value Adjustment;

   (b) gross payments accumulated daily at the Death Benefit Effective Annual Yield shown on the Specifications page, starting on the Effective Valuation Date of each gross payment, reduced proportionately to reflect withdrawals. For each withdrawal, the proportionate reduction is calculated as the death benefit immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal; or

   (c) The highest Accumulated Value on any prior contract anniversary as determined after positive adjustments have been made for any positive Market Value Adjustment and subsequent payments and negative adjustments have been made for subsequent withdrawals.

II. If an Owner dies before the Annuity Date but after the oldest Owner's [90th] birthday, the death benefit will be the greater of:

    (a) the Accumulated Value increased by any positive Market Value Adjustment or

    (b) the death benefit, as calculated under Section I, that would have been payable on the contract anniversary prior to the oldest Owner's [90th] birthday, increased for subsequent payments and reduced proportionately for subsequent withdrawals.

CHARGE - The Company will assess a monthly rider charge which will be deducted Pro Rata on the last day of each month and on the date the Rider terminates. The charge will be equal to the Accumulated Value on that date multiplied by 1/12th of the Enhanced Death Benefit Annual Percentage Rate shown on the Specifications Page.

TERMINATION - This Rider will terminate on the earliest of the following:
     -the Annuity Date;
     -payment of the death benefit;
     -surrender of the contract; or
     -receipt of the Owner's Written Request to terminate the Rider.



                      Signed for the Company at Dover, Delaware


    /s/Richard M. Reilly                               /s/Abigail M. Armstrong
       President                                          Secretary